UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

Assurant, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-31978

DE	39-1126612
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Chase Manhattan Plaza, 41st Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

(212) 859-7000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Assurant, Inc. (the “Company”) has updated its estimate of catastrophe incurred losses for the months of April and May, which it now believes to be in the range of $65 million to $75 million, pre-tax and net of reinsurance. This amount includes the April catastrophe losses previously reported in the April 28, 2011 first quarter earnings call. This includes only individual catastrophic events identified by Insurance Services Office, Inc. (ISO) that generate losses to the Company in excess of $5 million pre-tax, net of reinsurance (“reportable catastrophe losses”).

April and May losses included several events encompassing hail, tornadoes, wind, and flood storms throughout the Southeast and Midwest United States.

Actual reportable catastrophe losses for the quarter will be reported with the second quarter 2011 earnings release scheduled for July 27, after 4:00 p.m. ET.

CAUTIONARY STATEMENT - Some of the statements included in this Form 8-K, particularly estimated catastrophe incurred losses, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s best estimates, assumptions and projections and are subject to significant uncertainties. Actual results may differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this Form 8-K as a result of new information or future events or developments. For a detailed discussion of the general risk factors that could affect the Company’s results, please refer to the risk factors identified in the Company’s annual and periodic reports, including but not limited to its 2010 Annual Report on Form 10-K, as filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

By:	/s/ BART R. SCHWARTZ
Bart R. Schwartz
Executive Vice President, Chief Legal Officer and Secretary

Date: June 2, 2011